Exhibit 3.1

Exhibit 3.1 to Form 10-K

ARTICLES OF INCORPORATION

OF

BOWL AMERICA CORPORATION

* * * * *

FIRST: WE, THE UNDERSIGNED, Thomas E. Kingston, Robert M. Dougherty and Gordon E. R. Gleim, the post-office address of each of whom is No. 557 Munsey Building, Washington, D. C., each being at least twenty-one years of age, do, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, associate ourselves as incorporators with the intention of forming a corporation.

SECOND: The name of the corporation is

BOWL AMERICA CORPORATION

THIRD: The purposes for which the corporation is formed are:

To acquire by purchase, lease or otherwise, to own, equip, erect, build, construct, maintain, lease, let, rent, license, operate and otherwise turn to account, bowling alley, billiard parlors, pool rooms and all other places of amusement and entertainment, either public or private, and to own, maintain, operate, license, equip, and otherwise provide and furnish any facilities and conveniences appurtenant thereto, including soda fountains, restaurants, snack bars and lunch stands, to sell non-alcoholic and alcoholic beverages, as may be permitted by law, and to grant concessions, franchises and rights to others to carry on any lawful business that may be necessary, useful or convenient in furthering the objects and purposes of the corporation.

To manufacture, buy, sell, repair, service, import, export and generally to trade and deal in and with all goods, supplies, appliances and equipment, including, but not by way of limitation, bowling alleys, bowling balls, pins and pin-setting equipment, billiard tables, billiard and pool balls and cue sticks, and any and all related supplies, equipment, apparatus and facilities used or capable of being used in any business of the corporation.

To purchase, or otherwise acquire, invest in, own, improve, hold, and operate for investment or otherwise, develop, improve, mortgage, pledge, sell, lease, or otherwise dispose of improved and unimproved real estate wherever situated.

To import, export, manufacture, produce, buy, sell and otherwise deal in and with, goods, wares and merchandise of every class and description.

To engage in and carry on any other business which may conveniently be conducted in conjunction with any of the business of the corporation.

To acquire all or any part of the good will, rights, property and business of any person, firm, association or corporation heretofore or hereafter engaged in any business similar to any business which the corporation has the power to conduct, and to hold, utilize, enjoy and in any manner dispose of the whole or any part of the rights, property and business so acquired, and to assume in connection therewith any liabilities of any such person, firm, association or corporation.

To apply for, obtain, purchase or otherwise acquire, any patents, copyrights, licenses, trade-marks, trade names, rights, processes, formulas, and the like, which may seem capable of being used for any of the purposes of the corporation; and to use, exercise, develop, grant licenses in respect of, sell and otherwise turn to account, the same.

To acquire by purchase, subscription or in any other manner, take, receive, hold, use, employ, sell, assign, transfer, exchange, pledge, mortgage, lease, dispose of and otherwise deal in and with, any shares of stock, shares, bonds, debentures, notes, mortgages or other obligations, and certificates, receipts, warrants or other instruments evidencing rights or options to receive, purchase or subscribe for the same or representing any other rights or interests therein or in any property or assets, issued or created by any persons, firms, associations, corporations, syndicates, or by any governments or subdivisions thereof; and to possess and exercise in respect thereof any and all the rights, powers and privileges of individual holders.

To aid in any manner any person, firm, association, corporation or syndicate, any shares of stock, shares, bonds, debentures, notes, mortgages or other obligations of which, or any certificates, receipts, warrants or other instruments evidencing rights or options to receive, purchase or subscribe for the same, or representing any other rights or interests therein, are held by or for this corporation, or in the welfare of which this corporation shall have any interest, and to do any acts or things designed to protect, preserve, improve and enhance the value of any such property or interest, or any other property of this corporation.

To guarantee the payment of dividends upon any shares of stock or shares in, or the performance of any contract by, any other corporation or association in which this corporation has an interest, and to endorse or otherwise guarantee the payment of the principal and interest, or either, of any bonds, debentures, notes or other evidences of indebtedness created or issued by any such other corporation or association.

To carry out all or any part of the foregoing objects as principal, factor, agent, contractor, or otherwise, either alone or through or in conjunction with any person, firm, association or corporation; and, in carrying on its business and for the purpose of attaining or furthering any of its objects and purposes, to make and perform any contracts and to do any acts and things, and to exercise any powers suitable, convenient or proper for the accomplishment of any of the objects and purposes herein enumerated or incidental to the powers herein specified, or which at any time may appear conducive to or expedient for the accomplishment of any of such objects and purposes.

To carry out all or any part of the aforesaid objects and purposes, and to conduct its business in all or any of its branches, in any or all states, territories, districts and possessions of the United States of America and in foreign countries; and to maintain offices and agencies in any or all states, territories, districts and possessions of the United States of America and in foreign countries.

The foregoing objects and purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause of this or any other article of these articles of incorporation or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as objects and purposes.

The corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations of a similar character by the General Laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

FOURTH: The post-office address of the principal office of the corporation in this State is No. 10 Light Street, Baltimore 2, Maryland. The name of the resident agent of the corporation in this State is The Corporation Trust Incorporated, a corporation of this State, and the post-office address of the resident agent is No. 10 Light Street, Baltimore 2, Maryland.

FIFTH  (a): The total number of shares of stock which the corporation shall have authority to issue is one million (1,000,000) shares, all of one class, of the par value of Ten Cents ($0.10) each and of the aggregate par value of One Hundred Thousand Dollars ($100,000.00).

(b): Any and all such shares issued and for which the full consideration has been paid or delivered shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

SIXTH: The number of directors of the corporation shall be three (3), which number may be increased or decreased pursuant to the by-laws of the corporation and shall never be less than three (3). The names of the directors who shall act until the first annual meeting or until their successors are duly chosen and qualify are:

Jerome J. Dick

C. Edward Goldberg

Lipman Redman

SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the corporation and of the directors and stockholders:

(a) The board of directors is empowered to amend the corporation's by-laws without the consent of the stockholders.

(b) The board of directors of the corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as said board of directors may deem advisable subject to such limitations and restrictions, if any, as may be set forth in the by-laws of the corporation.

(c) No holder of any of the shares of the stock of the corporation shall be entitled as of right to purchase or to subscribe for any unissued stock of any class or any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible to stock or carrying any right to purchase stock may be issued and disposed of pursuant to resolutions of the board of directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the board of directors in the exercise of its discretion.

(d) Notwithstanding any provision of law requiring a greater proportion than a majority of the votes of all classes or of any class of stock entitled to be cast, to take or authorize any action, the corporation may take or authorize such action upon the concurrence of a majority of the aggregate number of the votes entitled to be cast thereon.

(e) Without the assent or vote of the stockholders to authorize and issue obligations of the corporation secured or unsecured and to include therin such provisions as to redemption convertibility or otherwise as the board of directors in its sole discretion may determine, and to authorize the mortgaging or pledging as security therefor of any property of the corporation, real or personal, including after acquired property.

(f) To establish bonus profit sharing or other types of incentive or compensation plans for the employees (including officers and directors) of the corporation and to fix the amount of profits to be distributed or shared and to determine the persons who will participate in any such plan and the amounts of their participation.

(g) The board of directors shall have power to determine from time to time whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the by-laws; and, except as so provided no stockholder shall have any right to inspect any book, account or document of the corporation unless authorized so to do by resolution of the board of directors.

(h) Any contract, transaction or act of the corporation or of the directors which shall be ratified by a majority of a quorum of the stockholders having voting powers at any annual meeting, or at any special meeting called for such purpose, shall so far as permitted by law be as valid and as binding as though ratified by every stockholder of the corporation.

(i) Unless the by-laws otherwise provide, any officer or employee of the corporation (other than a director) may be removed at any time with or without cause by the board of directors or by any committee or superior officer upon whom such power of removal may be conferred by the by-laws or by authority of the board of directors.

(j) Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a majority or other designated proportion of the shares or of the shares of each class, or otherwise to be taken or authorized by vote of the stockholders, such action shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote thereon, except as otherwise provided in the charter or in the by-laws, but in cases in which the law authorizes such action to be taken or authorized by a less vote, such action shall be effective and valid if so taken or authorized, except as otherwise provided in the charter or in the by-laws.

(k) The corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms of any of its outstanding stock by classification, reclassification or otherwise; but no such amendment which changes the terms of any of the outstanding stock shall be valid unless such change in the terms therof shall have been authorized by the holders of Fifty One per centum (51%) of the shares of such stock at the time outstanding, by a vote at a meeting or in writing with or without a meeting.

EIGHTH: The duration of the corporation shall be perpetual.

IN WITNESS WHEREOF, we have signed these articles of incorporation on July 21, 1958.

THOMAS E. KINGSTON Thomas E. Kingston

WITNESS:	ROBERT M. DOUGHERTY Robert M. Dougherty

CHARLES S. PEABBLES Charles S. Peabbles	GORDON E. R. GLEIM Gordon E. R. Gleim

)
DISTRICT OF COLUMBIA) ss:
)

I hereby certify that on July 21, 1958, before me, the subscriber, a notary public of the District of Columbia, personally appeared Thomas E. Kingston, Robert M. Dougherty, and Gordon E. R. Gleim and severally acknowledged the foregoing articles of incorporation to be their act.

Winess my hand and notarial seal or stamp the day and year last above written.

CHARLES S. PEABBLES Charles S. Peabbles Notary Public - D.C.
CHARLES S. PEABBLES NOTARY PUBLIC
DISTRICT OF COLUMBIA	My Commission Expires
March 14, 1962.

BOWL AMERICA INCORPORATED

Amendment to Articles of Incorporation

December 21, 1961

ARTICLE SECOND: The name of the Corporation is Bowl America Incorporated.

BOWL AMERICA INCORPORATED

Amendment to Articles of Incorporation

Dated December 5, 1972

FIFTH (a): The total number of shares of stock which the Corporation shall have authority to issue is two million (2,000,000) shares, all of one class, of the par value of Ten Cents ($.10) each and of the aggregate par value of Two Hundred Thousand Dollars ($200,000).

AMENDMENT TO ARTICLES OF INCORPORATION

December 6, 1983

FIFTH (a): The total number of shares of all classes which the Corporation has authority to issue is Six Million (6,000,000), of which Five Million (5,000,000) shares shall be Common Stock, with a par value of ten cents (10c) per share, and One Million (1,000,000) shares shall be Preferred Stock, with a par value of Ten Dollars ($10.00) per share, so that the aggregate par value of all authorized shares of all classes of stock is Ten Million, Five Hundred Thousand Dollars ($10,500,000).

The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

PREFERRED STOCK

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The Description of shares of each series of Preferred Stock, including any preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors and in Articles Supplementary filed as required by law from time to time prior to the issue of any shares of such series.

The Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issue of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing Articles Supplementary, to set or change the number of shares to be included in each series of Preferred Stock and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors is not authorized to change the right of the Common Stock of the Corporation to one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(1) the distinctive serial designation of such series and the number of shares constituting such series [provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed One Million (1,000,000)];

(2) the annual dividend rate on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

(3) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(4) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

(5) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(6) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(7) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(8) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series;

provided that nothing herein shall authorize the Board of Directors of the Company to change the rights of the Common Stock of the Corporation to one vote per share on all matters submitted for shareholder action.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends theron shall cumulate, if cumulative.

COMMON STOCK

Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article FIFTH, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in Articles of Incorporation, including, but not limited to, the following rights and privileges:

(1) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(2) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

(3) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

The holders of shares of the capital stock of any class of the Corporation shall not have any pre-emptive or preferential rights of subscription to any shares of any class of stock of the Corporation, or to securities convertible into stock, whether now or hereafter authorized.

The Board of Directors of the Corproation is hereby empowered to authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the By-laws of the Corporation.

AMENDMENT TO ARTICLES OF INCORPORATION

December 4, 1984

ARTICLE FIFTH

FIFTH (a) The total number of shares of all classes of stock which the Corporation has authority to issue is Six Million (6,000,000), of which (a) Five Million (5,000,000) shall be Common Stock, with a par value of ten cents ($0.10) per share, consisting of that many shares of (i) Class A Common Stock, (ii) Class B Common Stock, and (iii) such other classes of Common Stock, as the Board of Directors may determine from time to time, and (b) One Million (1,000,000) shares shall be Preferred Stock, with a par value of ten dollars ($10.00) per share, so that the aggregate par value of all authorized shares of all classes of stock is Ten Million, Five Hundred Thousand Dollars ($10,500,000).

(b) The designations and the preference, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock shall be determined by the Board of Directors from time to time except as specified as follows:

I. GENERAL

l. The holders of shares of the capital stock of any class of the Corporation shall not have any preemptive or preferential rights of subscription to any shares of any class of stock of the Corporation, or to securities convertible into stock, whether now or hereafter authorized.

2. The Board of Directors of the Corporation is expressly authorized to issue from time to time shares of stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the By-laws of the Corporation.

II. PREFERRED STOCK

l. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversions and other rights, voting powers, restrictions, limtations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors and in Articles Supplementary filed as required by law from time to time prior to the issue of any shares of such series.

2. The Board of Directors is expressly authorized subject to law, and to the extent from time to time required by law, by filing Articles Supplementary, from time to time to set or change the number of shares to be included in each series of Preferred Stock and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series.

3. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(1) the distinctive serial designation of such series and the number of shares constituting such series [provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed One Million (1,000,000)];

(2) the annual dividend rate on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

(3) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(4) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

(5) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rates of conversion or exchange and the terms of adjustment, if any;

(6) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(7) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(8) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series;

4. The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

III. COMMON STOCK

l. Subject to all of the rights of the Preferred Stock as expressly provided herein, or by law or by the Board of Directors pursuant to this Article FIFTH, the Common Stock of the corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law and as specified in these Articles of Incorporation, including, but not limited to, the following rights and privileges:

(1) Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends on such terms and with such differences among different classes of common stock as may be provided by the Board of Directors from time to time.

(2) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to such voting rights as may be provided by the Board of Directors from time to time.

(3) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

2. Special Provisions As to Voting and Dividend Rights of the Class A Common Stock and the Class B Common Stock. The Board of Directors has the power to issue that many shares of Class A Common Stock and Class B Common Stock, as it may deem advisable from time to time with such rights of conversion and other rights as shall be determined by the Board of Directors from time to time except that any shares of such stock so issued shall have the following provisions as to voting and dividends.

(1) Voting Rights

(a) With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, each share of the Class A Common Stock shall be entitled to one (1) vote and each share of the Class B Common Stock shall be entitled to ten (10) votes, and except with respect to the election of directors of the Corporation, the Class A Common Stock and the Class B Common Stock shall be voted together without regard to class. With respect to the election of directors of the Corporation, (a) the Class A Common Stock will be voted as a separate class and the holders thereof shall have the right to elect twenty-five percent (25%) calculated to the nearest whole number, rounding a fractional number of five-tenths (.5) or more to the next highest whole number of the total number of directors of the Corporation fixed from time to time by, or in the manner provided for in, the By-laws of the Corporation, and (b) the Class B Common Stock will be voted as a separate class and the holders thereof shall have the right to elect the balance [seventy-five percent (75%)] of the directors.

(b) With respect to any proposed amendment to these Articles of Incorporation which would (i) increase or decrease the number or par value of authorized shares or (ii) change the powers, preferences, relative voting power or special rights, of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained, unless and to the extent that a larger proportion may be required by law.

(2) Dividends and Distributions

(a) Cash Dividends. Beginning with the first dividend to be declared after the date of the 1984 Annual Meeting of the Corporation (i.e., the first quarter of calendar year 1985) and for the next eleven (11) quarters in which the Corporation pays a previously declared cash dividend (the Dividend Preference Period), the cash dividend payable on each share of Class A Common Stock shall be twenty percent (20%) higher (the "20% Preference") than the cash dividend payable on each share of Class B Common Stock. For purposes of calculating the 20% Preference, the amount of the cash dividend payable on shares of Class A Common Stock shall be rounded up to the next highest half cent. After the expiration of the Dividend Preference Period, each share of Class A Common Stock and each share of Class B Common Stock shall be entitled to receipt of cash dividends, as and when declared by the Corporation, on an equal basis.

(b) Other Dividends and Distributions. Each share of Class A Common Stock and each share of Class B Common Stock shall be equal in respect of rights to all dividends, other than those cash dividends specified in paragraph (2) (a), and to all distributions, when and as declared, in the form of stock or other property of the Corporation, except that in the case of dividends or other distributions payable in stock of the Corporation other than Preferred Stock, including distributions pursuant to stock split-ups or divisions, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock.

Dated: December 4, 1984

Article FIFTH (b) lll 2. (1) of the Corporation's Articles of Incorporation is amended to read as follows:

2. Special Provisions as to Voting and Dividend Rights of the Class A Common Stock and the Class B Common Stock. The Board of Directors has the power to issue that many shares of Class A Common Stock and Class B Common Stock as it may deem advisable from time to time with such rights of conversion and other rights as shall be determined by the Board of Directors from time to time except that any shares of such stock so issued shall have the following provisions as to voting and dividends:

(1) Voting Rights

(a) With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, each share of the Class A Common Stock shall be entitled to one (1) vote and each share of the Class B Common Stock shall be entitled to ten (10) votes, and except with respect to the election of directors of the Corporation, the Class A Common Stock and the Class B Common Stock shall be voted together without regard to class.

(b) With respect to the election of directors of the Corporation and subject to the rules of the American Stock Exchange so long as any class of the Corporation's stock is listed on a national securities exchange and the rules of that exchange require special voting rules: (i) the Class A Common Stock will be voted as a separate class and the holders thereof shall have the right to elect twenty-five per cent (25%) of the entire Board of Directors any fraction of which shall be rounded to the next higher whole number; (ii) the Class B Common Stock will be voted as a separate class and the holders thereof shall have the right to elect the balance, seventy-five per cent (75%) of the Board of Directors; (iii) if at any time the number of shares of Class B Common Stock outstanding represents less than twelve and one half per cent (12-1/2%) of the aggregate number of shares of Class A and Class B Common Stock outstanding, then Class A Common Stock shall have the right together with Class B Common Stock to vote in the election of seventy-five per cent (75%) of the entire Board of Directors while retaining the right to elect twenty-five per cent (25%) of the entire Board of Directors.

(c) With respect to any proposed amendment to these Articles of Incorporation which would (i) increase or decrease the number or par value of authorized shares or (ii) change the powers, preferences, relative voting power or special rights, of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained, unless and to the extent that a larger proportion may be required by law.

Dated: December 3, 1985

Amendment to and Restatement

of ARTICLE FIFTH(a) of the Corporation's

Articles of Incorporation

Adopted at Stockholders Meeting held December 6, 1988

Article FIFTH (a) of the Corporation's Charter is amended to read as follows:

FIFTH(a) The total number of shares of all classes of stock which the Corporation has authority to issue is twelve million (12,000,000), of which (a) ten million (10,000,000) shall be Common Stock, with a par value of ten cents ($.10) per share, consisting of that many shares of (i) Class A Common Stock, (ii) Class B Common Stock, and (iii) such other classes of Common Stock, as the Board of Directors may determine from time to time, and (b) two million (2,000,000) shares shall be Preferred Stock, with a par value of ten dollars ($10.00) per share, so that the aggregate par value of all authorized shares of all classes of stock is twenty-one million dollars ($21,000,000).

Amendment to and Restatemnt

of ARTICLE EIGHTH of the Corporation's

Articles of Incorporation

Adopted at Stockholders Meeting held December 6, 1988

The amendment replacing Article EIGHTH of the Corporation's Charter is as follows:

EIGHTH:

(a) To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at a time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted;

(b) The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and may do so to such further extent as is consistent with law. The Board of Directors may by bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

(c) References to the Maryland General Corporation Law in this Article are to that law as from time to time amended. No amendment to the charter of the Corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

Amendment to and Restatement of

Article FIFTH (B) III 2.(2) of

the Corporation's Articles of Incorporation

Adopted at Stockholders Meeting held December 6, 1994

Article FIFTH (b) III 2.(2) of the Corporation's Articles of Incorporation is amended to read as follows:

(2) Dividends and Distributions. Each share of Class A Common Stock and each share of Class B Common Stock shall be equal in respect of rights to all dividends and to all distributions, when and as declared, in the form of stock or other property of the Corporation; provided that in the case of dividends or other distributions payable in stock of the Corporation other than Preferred Stock, including distributions pursuant to stock split-ups or divisions, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock; provided, further that, notwithstanding the foregoing upon the recommendation of the Board of Directors and the subsequent approval of such recommendation by the majority of votes entitled to be cast by the holders of Class A Common Stock and Class B Common Stock, each voting separately as a class, shares of Class A Common Stock may be distributed equally, on a per share basis, to holders of Class A Common Stock and Class B Common Stock.

1994